EXHIBIT 99.1

Agilent Names Philip Binns to Lead Life Sciences and Applied Markets Group

SANTA CLARA, Calif., Sept. 5, 2023– Agilent Technologies, Inc. (NYSE: A) today announced Philip Binns has been named president of the company’s Life Sciences and Applied Markets Group (LSAG). Binns previously served as vice president and general manager of the Spectroscopy and Vacuum Solutions division for LSAG. Binns replaces Jacob Thaysen who left the company effective today.

“We’re extremely pleased to have someone with Phil’s knowledge, experience and proven leadership strengths heading up our LSAG business,” said Mike McMullen, Agilent president and CEO. “I’m confident he will drive continued success for LSAG and Agilent. At the same time, I’d like to thank Jacob for his contributions to Agilent over the years.”

Binns joined Agilent in 2010 as part of the company’s acquisition of Varian, Inc. His strategic vision and focus on execution have been key to transforming Agilent’s spectroscopy business into its current market leading position. With his exceptional leadership skills and deep market knowledge, Binns has earned increasing levels of responsibility during his tenure at both Agilent and Varian.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in analytical and clinical laboratory technologies, delivering insights and innovation that help our customers bring great science to life. Agilent’s full range of solutions includes instruments, software, services, and expertise that provide trusted answers to our customers' most challenging questions. The company generated revenue of $6.85 billion in fiscal 2022 and employs 18,000 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to the Agilent Newsroom.

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Agilent Technologies

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Agilent Technologies

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